EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-72162 and 333-71350) and Form S-8 (Registration No. 2-42170) of The Washington Post Company, and in the Prospectuses constituting a part thereof, of our report dated February 28, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
McLean, Virginia
February 28, 2007